Exhibit 10.8
ENPRO INDUSTRIES, INC. DEFINED BENEFIT RESTORATION PLAN
(Amended and Restated Effective as of January 1, 2008)

ENPRO INDUSTRIES, INC. DEFINED BENEFIT RESTORATION PLAN
(Amended and Restated Effective as of January 1, 2008)

ENPRO INDUSTRIES, INC. DEFINED BENEFIT RESTORATION PLAN
(Amended and Restated Effective as of January 1, 2008)
Statement of Purpose
     EnPro Industries, Inc. (the “Corporation”) sponsors the EnPro Industries, Inc. Retirement Program for Salaried Employees (the “Retirement Plan”), a tax-qualified defined benefit plan. Benefits otherwise payable from time to time under the Retirement Plan may be limited for certain participants or their beneficiaries as a result of the limitations of Code Sections 401(a)(17) and 415(b). In addition, certain participants in the Retirement Plan have portions of their compensation reduced pursuant to nonqualified deferred compensation plans sponsored by the Participating Employers. Such deferred compensation is not taken into account for purposes of determining the amount of benefits under the Retirement Plan. The Corporation has previously adopted the EnPro Industries, Inc. Defined Benefit Restoration Plan (the “Plan”), a nonqualified, unfunded plan, to provide these participants and their beneficiaries with those benefits that would have been provided under the Retirement Plan but for the limitations described above and taking into account any deferred compensation that would have been included in compensation for purposes of determining benefits under the Retirement Plan had it not been deferred.
     NOW, THEREFORE, for the purposes aforesaid, the Corporation hereby amends and restates the Plan effective as of January 1, 2008, as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. Unless the context clearly indicates otherwise, when used in the Plan:
     Amendment or Termination Date means the date on which an amendment or the termination of the Plan is adopted by the Corporation or, if later, the effective date of such amendment or termination.
     Beneficiary means a “beneficiary” under the Retirement Plan.
     Board means the Board of Directors of the Corporation.
     Code means the Internal Revenue Code of 1986, as amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
     Code Limitations means any one or more of the limitations and restrictions that Sections 401(a)(17) and 415(b) of the Code place on benefits otherwise payable from time to time to a Participant or his Beneficiary under the Retirement Plan.
Committee means the Compensation and Human Resources Committee of the Board.
Corporation means EnPro Industries, Inc. and includes any successor thereto.
Employee means an individual employed by a Participating Employer.
Exchange Act means the Securities Exchange Act of 1934.
Participant means any Employee who participates in the Plan in accordance with Section 3.1.
Participating Employer means (i) the Corporation, (ii) each other participating employer under the Retirement Plan.
Plan means the EnPro Industries, Inc. Defined Benefit Restoration Plan, as the same may be amended from time to time.
Retirement Plan means the EnPro Industries, Inc. Retirement Program for Salaried Employees.
Retirement Plan Compensation means compensation used for purposes of determining the amount of benefits under the Retirement Plan.
Any capitalized terms used in the Plan that are defined in the documents comprising the Retirement Plan have the meanings assigned to them in the Retirement Plan, unless such terms are otherwise defined above in this Article or unless the context clearly indicates otherwise.
ARTICLE II
COMMITTEE
     Section 2.1 Committee. The Plan shall be administered by the Committee. In that regard, the Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee may adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.
ARTICLE III
BENEFITS
     Section 3.1 Eligibility for Benefits. Any Employee (i) who participates in the Retirement Plan and whose benefits under the Retirement Plan are limited by the Code Limitations or (ii) who has his Retirement Plan Compensation reduced pursuant to nonqualified deferred compensation plans sponsored by the Participating Employers is eligible to participate in the Plan. The Plan is intended to limit eligibility to a “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
     Section 3.2 Amount of Benefits. Subject to the provisions of Article IV, the amount of benefits payable from time to time under the Plan to a Participant or a Participant’s Beneficiary who is eligible for benefits under the Plan shall be that amount, payable in accordance with Section 3.3, that is equal to the excess, if any, of Amount A and Amount B, where:
Amount A is the amount of benefits that would be payable from time to time under the Retirement Plan to such Participant or Beneficiary if (i) the Code Limitations did not apply to the Retirement Plan and (ii) Retirement Plan Compensation under the Retirement Plan included any compensation deferred by the Participant (or the deceased Participant in the case of benefits payable to a Beneficiary) under any nonqualified deferred compensation plans sponsored by the Participating Employers so long as such deferred compensation would have been included in Retirement Plan Compensation had it not been deferred (ignoring the Code Section 401(a)(17) limitation for this purpose); and
Amount B is the amount of benefits actually payable from time to time under the Retirement Plan to such Participant or Beneficiary (i) after application of the Code Limitations and (ii) excluding any such deferred compensation from Retirement Plan Compensation.
     Section 3.3 Timing and Method of Benefit Payment. Except as otherwise required by the last sentence of this Section, the present value of a Participant’s vested benefits determined under Section 3.2 shall be payable to the Participant (or to the Participant’s Beneficiary in the event of the Participant’s death) in a single cash payment as soon as administratively practicable after the date of the Participant’s termination of employment with the Participating Employers, but in no event later than December 31 of the year in which the Participant’s termination of employment occurs. All payments will be reduced for any applicable payroll and withholding taxes. For purposes hereof, such present value shall be determined as follows, depending on whether the Participant has attained the Participant’s Earliest Retirement Age as of the date of the Participant’s termination of employment with Participating Employers:
(i)	Earliest Retirement Age Attained. If the Participant has attained the Participant’s Earliest Retirement Age under the Retirement Plan as of the date of the Participant’s termination of employment with the Participating Employers, then the present value of the vested benefits under this Plan shall be determined by: (A) assuming the benefits would commence as soon as administratively practicable after termination of employment in a singe life annuity; (B) if the Participant’s termination of employment occurs prior to the Participant’s Normal Retirement Age, reducing the amount of the assumed annuity payments for commencement prior to Normal Retirement Age in accordance with the provisions of the Retirement Plan as in effect at the time of termination of employment; and (C) determining the present value of those annuity payments using the actuarial assumptions in effect under the Retirement Plan at the time of termination of employment used for purposes of determining the single sum value of benefits under the Retirement Plan.

(ii)	Earliest Retirement Age Not Attained. If the Participant has not attained the Participant’s Earliest Retirement Age under the Retirement Plan as of the date of the Participant’s termination of employment with the Participating Employers, then the present value of the vested benefits under this Plan shall be determined by: (A) assuming the benefits would commence at the Participant’s Normal Retirement Age in a singe life annuity; and (B) determining the present value of the those annuity payments using the actuarial assumptions in effect under the Retirement Plan at the time of termination of employment used for purposes of determining the single sum value of benefits under the Retirement Plan.
     Notwithstanding any other provision of this Section or the Plan to the contrary, to the extent applicable, in no event shall any payment hereunder be made to a “specified employee,” within the meaning of Code Section 409A and the Corporation’s administrative policies, if any, earlier than six months after the date of the Participant’s termination of employment with the Participating Employers, except in connection with the Participant’s death.
     Section 3.4 Allocation of Benefits Among Participating Employers. The benefits payable under the Plan to a particular Participant or Beneficiary shall be allocated among the Participating Employers in such proportion as shall reasonably reflect the proportion of such Participant’s benefits under the Plan that are attributable to such Participant’s employment by, and compensation from, the respective Participating Employers (or their predecessors in interest).

     Section 3.5 Other Payment Provisions. The Participating Employers shall withhold from any payment to a Participant or Beneficiary under the Plan any federal, state or local income or employment taxes required by law to be withheld from such payment and shall remit such taxes to the proper taxing authority. If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.
ARTICLE IV
AMENDMENT AND TERMINATION
     Section 4.1 Amendment or Termination of Plan.
     (a) The Corporation may amend or terminate the Plan at any time so that no further benefits shall accrue under the Plan or may, from time to time, amend the Plan, without the consent of Participants or Beneficiaries; provided, however, that no such amendment or termination shall reduce the actual amount of the accrued benefit of a Participant under the Plan on the date of such amendment or termination.
     (b) Notwithstanding Section 4.1(a) above, the Corporation may terminate the Plan and accelerate the distribution all benefits accrued hereunder only if: (i) all nonqualified plans that are nonaccount balance plans maintained by the Controlled Group are terminated within 30 days preceding or 12 months following a “change in control”, as defined under Code Section 409A, and all payments are made within 12 months of the termination of the Plan; (ii) the termination of the Plan is within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A); or (iii) all nonqualified plans that are nonaccount balance plans maintained by all Controlled Group Members are terminated, no payments are made within 12 months of the termination of the Plan (other than those that would have been paid absent the termination), all payments are made within 24 months of the termination of the Plan, and no Controlled Group Member adopts another nonqualified deferred compensation plan that is a nonaccount balance plan for a period of three years following the date of the termination of the Plan. Notwithstanding the foregoing, such termination and distribution of benefits may only occur to the extent permitted by Code Section 409A.
     Section 4.2 Effective Date and Procedure for Amendment or Termination. Any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law. Any amendment to the Plan or termination of the Plan shall be made by the Corporation by resolution of the Board and shall not require the approval or consent of any Participant or Beneficiary in order to be effective except to the extent otherwise required by Section 4.1 above.

ARTICLE V
MISCELLANEOUS PROVISIONS
     Section 5.1 Nature of Plan and Rights. The Plan is an unfunded plan that is separate and distinct from the Retirement Plan. All benefits payable under the Plan shall be paid by the Participating Employers out of their general assets. The rights of any Participant or Beneficiary created by the Plan shall be that of a general, unsecured creditor of the Participating Employers, and nothing in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Participating Employers, the Committee and any Participant, Beneficiary or other person. No assets of any of the Participating Employers may be segregated for the benefit of any Participant or Beneficiary in any manner which would put such assets beyond the reach of the general creditors of the Participating Employers, and the rights of any Participant or Beneficiary to receive any benefits or payments under the Plan shall be no greater than the right of any general, unsecured creditor of the Participating Employers.
     Section 5.2 Termination of Employment. For the purposes of the Plan, termination of employment means any termination of employment with all Controlled Group Members or any successor to the Corporation that acquires all or substantially all of the business and/or assets of the Corporation (whether direct or indirect, by purchase, merger, consolidation or otherwise). For purposes of the Plan, whether a “termination of employment” has occurred shall be determined consistent with the requirements of Code Section 409A and the Corporation’s administrative policies, if any.
     Section 5.3 Compliance with Code Section 409A. The Plan is intended to comply with Code Section 409A, and official guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.
     Section 5.4 Spendthrift Provision. To the extent permitted by law, none of the benefits payable under the Plan shall be subject to the claim of any creditor of any Participant or Beneficiary or to any legal process by any creditor of any Participant or Beneficiary, and no Participant or Beneficiary entitled to benefits hereunder shall have any right whatsoever to alienate, commute, anticipate or assign any benefits under the Plan.
     Section 5.5 Employment Noncontractual. The establishment of the Plan shall not enlarge or otherwise affect the terms of any Employee’s employment with his Participating Employer, and such Participating Employer may terminate the employment of the Employee as freely and with the same effect as if the Plan had not been established.
     Section 5.6 Adoption by Other Participating Employers. The Plan may be adopted by any Participating Employer participating under the Retirement Plan, such adoption to be effective as of the date specified by such Participating Employer at the time of adoption.
     Section 5.7 Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.
     IN WITNESS WHEREOF, this instrument has been executed by the Corporation on October 30, 2007.

ENPRO INDUSTRIES, INC.
By:	/s/ Richard L. Magee
	Name:	Richard L. Magee
	Title:	Senior Vice President